Exhibit No. 99.2 (b)
Deloitte &
 ToucheLLP
              Suite 1200                         Telephone (714) 436-7100
              695 Town center Drive              Facsimile: (714) 436-7200
              Costa Mesa, California  92626-1924

INDEPENDENT ACOUNTANTS' REPORT



To Ameriquest Mortgage Company:

We have examined management's assertion about Ameriquest
Mortgage Company's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage
Bankers (USAP) as of and for the year ended December 31, 1997, included in the accompanying management assertion.
Management is responsible for Long Beach Mortgage Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public
Accountants and, accordingly, included examining, on a test basis, evidence about Long Beach Mortgage Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Ameriquest Mortgage Company's compliance with the minimum servicing standards.

In our opinion, management's assertion regarding Long Beach
Bank Mortgage Company's compliance with the aforementioned minimum servicing standards as of and for the year ended
December 31, 1997 is fairly stated, in all material respects.

\s\Deloitte & Touche LLP

April 8, 1998